Exhibit 1.01

TAT Technologies Ltd.
Conflict Minerals Report
For The Year Ended December 31, 2015

This report for the year ended December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). For the purpose of the required Reasonable Country of Origin Inquiry (RCOI), TAT Technologies Ltd. continued to receive supply chain responses through May 31, 2016. The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to Conflict Minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as tin, tantalum, tungsten, and gold (3TG) for the purposes of this assessment. These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict.
If a registrant can establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the Covered Countries), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed.

If a registrant has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the issuer must exercise due diligence on the Conflict Minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (CMR), to the SEC that includes a description of those due diligence measures.

1. Company Overview

This report has been prepared by the management of TAT Technologies Ltd. (herein referred to as “TAT” the “Company,” “we,” “us,” or “our”). The information includes the activities of all relevant subsidiaries that are required to be consolidated.

TAT Technologies Ltd. is a leading provider of services and products to the commercial and military aerospace and ground defense industries. TAT operates under four segments:  (i) Original Equipment Manufacturing or “OEM” of Heat Management Solutions (ii) Heat Transfer Services and Products (iii) Maintenance, Repair and Overhaul or “MRO” services of Aviation Components; and (iv) Overhaul and coating of jet engine components.

TAT’s activities in the area of OEM Heat Management Solutions are focused on the design, development, manufacture, and sale of the following: (i) a broad range of heat transfer components including heat exchangers, pre-coolers and oil/fuel hydraulic coolers used in mechanical and electronic systems on-board commercial, military and business aircraft; (ii) environmental control and cooling systems on board aircraft and for ground applications; and (iii) a variety of other electronic and mechanical aircraft accessories and systems such as pumps, valves, power systems and turbines.

TAT’s activities in the area of Heat Transfer Services and Products include the maintenance, repair and overhaul of heat transfer equipment and to a lesser extent, the manufacture of certain heat transfer product parts. TAT’s Limco subsidiary operates an FAA certified repair station, which provides heat transfer MRO services and products for airlines, air cargo carriers, maintenance service centers and the military.

TAT’s activities in the area of MRO services for Aviation Components include the maintenance, repair and overhaul of APUs, Landing Gears and other aircraft components. TAT’s Piedmont subsidiary operates an FAA certified repair station, which provides aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military.

TAT’s activities in the area of jet engine overhaul includes the overhaul and coating of jet engine components such as turbine vanes and blades, fan blades, variable inlet guide vanes, afterburner flaps and other components.

2. Products Overview

TAT is principally engaged in the following activities:

•	Design, development, manufacture and sale of a broad range of heat transfer equipment and solutions;
•	Remanufacture, overhaul and repair of heat transfer equipment;
•	Maintenance, repair and overhaul of auxiliary power units, landing gears and related components;
•	Design, development and manufacture of aviation and flow control accessories including fuel components, secondary power systems, and various instrumentation and electronic assemblies; and
•	Design, development and manufacture of environmental control and cooling systems.
•	Overhaul and coating of jet engine components

The products developed, repaired, and maintained by TAT are primarily used for airborne systems on commercial and military aircrafts as well as for defense ground systems. The principal markets of TAT are in Israel, Europe and the United States.

Based upon TAT’s internal assessment that included review of all company products in order to identify the products that may include the relevant minerals, the Company uses Conflict Minerals (Gold and Tin) through its OEM manufacturing processes, and as such may be included in Heat Exchangers Cores and Air Conditioners manufactured by us.

3. Reasonable Country of Origin Inquiry (RCOI)

Based on our products analysis, TAT has concluded in good faith that during the calendar year 2015, out of the above SEC defined “Conflict Minerals”, Gold and tin can be found in our products. Therefore, the products that we manufacture are subject to the reporting obligations of Rule 13p-1.  The applicable suppliers list which TAT purchased from during the calendar year 2015 was issued using TAT's IT systems by the purchasing department manager. The list includes a total of 721 suppliers which was segmented according to the type of material or component the supplier provides such as: papers, rubber, plastic, metal, electronics, etc. All of the suppliers' categories were excluded (a total of 712 suppliers) except for the electronics category, since these suppliers provided other components than "Electronics", which did not contain Conflict Minerals. TAT's finalized level 1 suppliers list includes 9 suppliers of which one of them did not cooperate. Therefore as part of our risk based approach, we included his 10 relevant suppliers as part of our relevant suppliers list. The cumulative number of approached suppliers was 18.

The methods we used in order to determine the origin of Conflict Minerals in our products included:

•	Sending letters to our direct suppliers, explaining the rule and referring the suppliers to online training materials and instructions;
•	Soliciting survey responses from relevant suppliers of components of our products, using the most updated version of the standard Conflict Minerals Reporting Template (CMRT) designed by the CFSI;
•	Reviewing responses that we received from our suppliers and following up on inconsistent, incomplete, and inaccurate responses; and
•	Sending reminders to suppliers who did not respond to our requests for information.

Our supply chain is complex. There are multiple tiers between our company and the relevant smelters and refineries. Accordingly, we rely on our direct suppliers to provide information on the origin of the Conflict Minerals contained in components which are included in our products. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard CFSI/CFS program, and continuing our outreach efforts we hope to further develop transparency into our supply chain.

Despite having conducted a good faith reasonable country of origin inquiry, we have been unable to determine the origin of all of the 3TG used in our products. Therefore we have performed the due diligence activities and detailed these efforts in this Conflict Minerals Report.

4. Design of Due Diligence

Our due diligence processes and efforts have been developed in conjunction with the 2nd edition of The Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD Guidance) and the related supplements for gold and for tin, tantalum and tungsten. The Company designed its due diligence process, management and measures to conform in all material respects with the framework OECD Guidance

5. Due Diligence Performed

The due diligence measures we performed are presented below according to the five-step framework established by the OECD:

Step 1. Establish Strong Company Management Systems

Conflict Minerals Policy
We have reviewed our Conflict Minerals Policy in order to assess whether any updates were required. As mentioned in our policy, TAT strives to only use 3TG minerals from smelters that have been audited and verified as conflict free by the Conflict Free Smelter Program ("CFSP") or equivalent programs as they become available. Our policy with respect to the sourcing of Conflict Minerals can be found at http://www.tat-technologies.com/Corporate-Governance-Documents.html .

Internal Team
The Company established a management system for complying with the applicable rules. Our management system includes the development of a Conflict Minerals Task Force led by our Chief Financial Officer and a team of subject matter personnel from relevant functions in the Company such as, purchasing, quality assurance and manufacturing. Senior management is briefed about the results of our due diligence efforts on a regular basis. We are periodically reporting to the Audit Committee with respect to our due diligence process and compliance obligations.

Supplier Engagement
As part of our efforts to strengthen engagement with suppliers, we direct and provide our suppliers with training and electronic instruction related to Conflict Minerals, including the CMRT, our Conflict Minerals policy, and FAQs from the U.S. Securities and Exchange Commission. In addition, suppliers that handle 3TG are expected to have their own programs for implementing their own policies.

Procurement processes
TAT has updated its standard Terms and Conditions with suitable Conflict Minerals contractual language which requires our suppliers to comply with the rule's reporting requirements.

Maintain records
TAT has established a due diligence compliance process and set forth documentation and record maintenance mechanism to ensure the retaining of relevant documentation in a structured electronic database.

Grievance Mechanism
TAT has established a grievance mechanism which is published on our policy. Whereby concerns and violations of the Conflict Minerals Policy can be reported to its non-executive members or its subcommittees through our official grievance channels (at: dorons@tat-technologies.com).

Step 2. Identify and Assess Risks in the Supply Chain

In order to identify risks in our supply chain we assessed two primary risks:

1.	The risk of not receiving on time and accurate information from the supplier; and
2.	The risk of not being able to replace a supplier while trying to move towards the goal of being a conflict free company.

We have segmented our suppliers into three risk levels (high, medium and low) by referring to Conflict Minerals-related risks based on suppliers characteristics, such as: the geographical location of the supplier or manufacturer, whether or not the supplier is a SEC registrant, volume of spending during 2015 and the extent to which the company is dependent upon any particular supplier or, conversely, the availability of alternative suppliers. This segmentation allowed us to invest our risk mitigation efforts according to the supplier level of risk.

As part of the risk assessment phase, we have identified that out of the responses received, 78.6% of TAT's level 1 suppliers and manufacturers list have policy in place which addresses the Conflict Minerals sourcing in the products provided to TAT.

We relied on these supplier’s responses to provide us with information about the source of Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

We have identified, to the best of our efforts, the smelters/refiners in the supply chain by conducting a supply chain survey using the CMRT in order to facilitate disclosure and communication of information regarding smelters that provide materials to our supply chain. In addition, TAT compared smelters and refiners identified by the supply chain survey against the list of facilities that have received a "Conflict Free" designation from the CFSP.

Step 3. Design and Implement a Strategy to Respond to Identified Risks
TAT continues to work with suppliers who are sourcing from non-conflict free smelters to move towards using Conflict Free smelters within a reasonable time frame. The time frame depends on the supplier's level of risk as mentioned above. Our management strategy includes: Follow-up processes (including e-mail communication and manual outreach) to escalate any identified issues associated with non-responsive or problematic responses.

The supply chain Due Diligence is a dynamic process which requires on-going risk monitoring. In order to ensure effective management of risks, we review the risk identification process occasionally and update the risk mitigation strategy accordingly.

Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices
The Company does not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that provide our supply chain the 3TG. However, we do rely upon the industry (for example, CFSI) efforts to influence smelters and refineries to get audited and certified through CFSI’s CFS program.

Step 5. Report Annually on Supply Chain Due Diligence
In addition to this report, for further information about our supply chain Conflict Minerals policy, including our approach for supply chain due diligence and supplier expectation, please see it at: http://www.tat-technologies.com/Press-Releases.html.

6. Results of Assessment

We conducted a supply-chain survey of the 18 suppliers we identified as potential providers of necessary Conflict Minerals to our products.

The overall response rate to this survey was approximately 78% containing the names and locations of smelters and refiners (see Annex 1) and country of origin see (Annex 2) which process Conflict Minerals. Of this response rate 1 supplier reported that his products do not contain Conflict Minerals and 3 suppliers reported that they are conflict free (both from DRC and not from DRC).

By adopting a methodology based on the OECD guidelines and the CFSI template, TAT concludes that the information gathered from the smelters and refiners in its supply chain represents the most reasonable known mine of origin information available as the OECD Due Diligence Guidance is currently the best known efforts to obtain mine and country of origin information.

TAT has encountered difficulty in identifying entities downstream from TAT's products. Therefore, TAT relies on its direct suppliers to provide information about the source of Conflict Minerals contained in the components supplied to TAT.

In addition, nformation gathered from TAT's suppliers is not on a continuous, real-time basis. Therefore, TAT can only provide reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals, since the information comes from direct and secondary suppliers and independent third party audit programs

7. Continuous improvement efforts to mitigate risk

As we move towards developing our due diligence program, we intend to take the following steps to continue to mitigate any possible risk that the necessary Conflict Minerals in our products could benefit armed groups in the DRC or adjoining countries:

•	Enhance supplier communication to improve due diligence data accuracy and completion.
•	Continue to influence additional suppliers to obtain CFS status through our supply chain, where possible.
•	Continue to implement risk mitigation actions such as intensive follow up on high risk non responsive or non-compliant suppliers.

Smelters and refiners verified as conflict free or in the audit process:

Tin	69 of 91 (76%)
Tantalum	38 of 42 (90%)
Tungsten	25 of 28 (89%)
Gold	88 of 117 (75%)
Total	220 of 278 (79%)

Status of identified smelters and refiners:

2015
Verified Conflict Free	191
Participating in an audit process	26
Total	217

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which include, without limitation, statements regarding possible or assumed future operation results. These statements are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause our results to differ materially from management's current expectations. Actual results and performance can also be influenced by other risks that we face in running our operations including, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations, the change of control that will occur on the sale by the receiver of the Company’s shares held by our previously controlling stockholders, and other risks detailed from time to time in the Company's filings with the Securities Exchange Commission, including, its annual report on form 20-F and its periodic reports on form 6-K. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

Annex 1- listing smelter or refiner names in supply chain

Metal	Smelter Name	Smelter Country
Gold	Faggi Enrico S.p.A.	ITALY
Gold	Chimet S.p.A.	ITALY
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Heraeus Ltd. Hong Kong	HONG KONG
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Johnson Matthey Inc	UNITED STATES
Gold	Johnson Matthey Ltd	CANADA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd	JAPAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG
Gold	Metalor Technologies (Singapore) Pte. Ltd.	SINGAPORE
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co. LTD	JAPAN
Gold	Ohio Precious Metals, LLC	UNITED STATES
Gold	PAMP SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Solar Applied Materials Technology Corp.	TAIWAN

Metal	Smelter Name	Smelter Country
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd	JAPAN
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	Hi-Temp	UNITED STATES
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Molycorp Silmet A.S.	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	QuantumClean	UNITED STATES
Tantalum	RFH Tantalum Smeltry Co., Ltd	CHINA
Tantalum	Solikamsk Metal Works	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Telex	UNITED STATES
Tantalum	Ulba	KAZAKHSTAN
Tantalum	Zhuzhou Cement Carbide	CHINA
Tin	Alpha	UNITED STATES
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	OMSA	BOLIVIA
Tin	PT Bukit Timah	INDONESIA
Tin	Thaisarco	THAILAND

Metal	Smelter Name	Smelter Country
Tin	Yunnan Tin Company, Ltd.	CHINA
Gold	Advanced Chemical Company	UNITED STATES
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Métaux SA	SWITZERLAND
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	Doduco GmbH	GERMANY
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Company Limited	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	Kazzinc	KAZAKHSTAN
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	MEXICO
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.?.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION

Metal	Smelter Name	Smelter Country
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox SA	SWITZERLAND
Gold	Republic Metals Corporation	UNITED STATES
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	Schone Edelmetaal B.V.	NETHERLANDS
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN
Gold	Geib Refining Corporation	UNITED STATES
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA
Gold	KGHM Polska Mied? Spó?ka Akcyjna	POLAND
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN

Metal	Smelter Name	Smelter Country
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	Elmet S.L.U. (Metallo Group)	SPAIN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Melt Metais e Ligas S/A	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo-Chimique N.V.	BELGIUM
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Phoenix Metal Ltd.	RWANDA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT BilliTin Makmur Lestari	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Justindo	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA

Metal	Smelter Name	Smelter Country
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	Resind Indústria e Comércio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Gejiu Yunxin Nonferrous Electrolysis Ltd.	CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	H.C. Starck GmbH	GERMANY
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tin	PT Sumber Jaya Indah	INDONESIA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES

Metal	Smelter Name	Smelter Country
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES
Tantalum	Plansee SE Liezen	AUSTRIA
Tantalum	Plansee SE Reutte	AUSTRIA
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tin	Chenzhou Yunxiang Mining and Metallurgy Company Limited	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Pobedit, JSC	RUSSIAN FEDERATION

Annex 2- country of origin

Indonesia
recycled
Oruro, Potosí, Bolivia
China
Recycled scrap material
Kab. Bangka, Indonesia/ Kab. Bangka Tengah, Indonesia
Indonesia
Bangka Island, Bangka Nelitung Province
Brazil
Russia